For Immediate Release


Contact: Rebecca Haas      (212) 272-8188


                         THE BEAR STEARNS COMPANIES INC.
                           DECLARES 5% STOCK DIVIDEND;
                             DECLARES CASH DIVIDENDS

NEW YORK, October 29, 1999 -- The Bear Stearns Companies Inc. (NYSE: BSC) today announced a 5% stock dividend on its outstanding shares of common stock. In addition, the company also announced its regular quarterly cash dividends on its outstanding shares of common stock, Adjustable Rate Cumulative Preferred Stock, 6.15% Cumulative Preferred Stock, 5.72% Cumulative Preferred Stock, and 5.49% Cumulative Preferred Stock.

5% Stock Dividend Declared

The Board of Directors declared a 5% stock dividend on the outstanding shares of common stock to be distributed November 26, 1999 to stockholders of record on November 12, 1999. The quarterly cash dividend declared today will be paid in respect of shares of common stock outstanding on November 12, 1999, and consequently will not be paid on the newly issued shares.

Giving effect to the 5% stock dividend, earnings per share for the first quarter of fiscal 2000 were 95 cents versus 36 cents for the same quarter last year, and book value as of September 24, 1999 was $26.38 per share.


Quarterly Cash Dividends Declared

The Board of Directors declared a regular quarterly cash dividend of 15 cents per share on the outstanding shares of the company's common stock, payable November 26, 1999 to stockholders of record on November 12, 1999. The board also declared a quarterly cash dividend of 68.75 cents per share on the outstanding shares of Adjustable Rate Cumulative Preferred Stock, Series A, payable January 15, 2000 to stockholders of record on December 31, 1999. In addition, other regular dividends declared by the Board of Directors include: (i) a cash dividend of $3.075 per share on the outstanding shares of 6.15% Cumulative Preferred Stock, Series E, which is equivalent to 76.875 cents per related depositary share; (ii) a cash dividend of $2.86 per share on the outstanding shares of 5.72% Cumulative Preferred Stock, Series F, which is equivalent to
71.50 cents per related depositary share; and (iii) a cash dividend of $2.745 per share on the outstanding shares of 5.49% Cumulative Preferred Stock, Series G, which is equivalent to 68.625 cents per related depositary share, all payable January 15, 2000 to stockholders of record on December 31, 1999.

Founded in 1923, The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has approximately 10,000 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; and an international presence in Beijing, Buenos Aires, Dublin, Hong Kong, London, Lugano, Puerto Rico, Sao Paulo, Shanghai, Singapore and Tokyo. For additional information about Bear Stearns, please visit our website at http://www.bearstearns.com.